AAON ANNOUNCES OFFICER RESIGNATION

TULSA, Okla., March 16, 2018 - AAON, Inc. (NASDAQ-AAON), today announced Sam Neale, Vice President of AAON and President of AAON’s wholly-owned subsidiary, AAON Coil Products, Inc. (“AAON Coil Products”), provided notice to the company on March 12, 2018 that he will be leaving the company to pursue other opportunities. Mr. Neale’s resignation will be effective on March 23, 2018.

Gary D. Fields, AAON’s President, has been appointed by the Board of Directors of AAON Coil Products to serve as President of AAON Coil Products following Mr. Neale’s departure. Mr. Neale’s duties will be reallocated among Mr. Fields and other AAON Coil Products personnel.

Norman H. Asbjornson, CEO, said, “I want to thank Sam for his many contributions to the company during his nearly 13 years of service with AAON and AAON Coil Products. We wish him all the best in his future endeavors.”

Gary D. Fields, President, added, “While we will certainly miss Sam, I look forward to working with our existing leadership team at AAON Coil Products. We are very excited for the next generation of leaders at AAON Coil Products to continue to develop and we are confident in our ability to continue strengthening our business and creating value for our customers and stockholders.”

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps coils and controls. Since its founding in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.
Contact: Jerry R. Levine
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